Exhibit 23.5
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

Telephone
(214) 368-6391
FAX
(214) 369-4061
WWW.DEMAC.COM
August 23, 2010
Hess Corporation
1185 Avenue of the Americas
New York, New York 10036
Ladies and Gentlemen:
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (including any amendments thereto) and the related prospectus to be filed by Hess Corporation with the United States Securities and Exchange Commission on or about August 20, 2010, with respect to issuance of shares of common stock of Hess Corporation, of the name DeGolyer and MacNaughton and of references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, under the heading “Oil and Gas Reserves-Reserves Audit” and “Oil and Gas Reserves-Proved undeveloped reserves” in Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and of our third party letter report dated January 15, 2010, containing our opinion on the proved reserves attributable to certain properties owned by Hess Corporation, as of December 31, 2009, included as an exhibit in Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. We further consent to the reference to this firm under the heading “Experts” in this Registration Statement and the related prospectus.

Very truly yours,
/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716